UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2012

ViaSat, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21767	33-0174996
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 476-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 26, 2012, ViaSat, Inc. (“ViaSat”) entered into the First Amendment to Fifth Amended and Restated Revolving Loan Agreement dated as of September 26, 2012 with Union Bank, N.A. (as administrative agent and collateral agent) and the lenders party thereto (the “First Amendment”), which amends the Fifth Amended and Restated Revolving Loan Agreement, dated as of May 9, 2012, by and among ViaSat, Union Bank, N.A. (as administrative agent and collateral agent), Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Morgan Stanley MUFG Loan Partners, LLC and the other lenders party thereto (the “Credit Agreement”). The First Amendment, among other matters, increased our permitted total leverage ratio for the second, third and fourth quarters of fiscal 2013 and authorized the offering of up to $300 million in additional indebtedness to refinance ViaSat’s 8.875% Senior Notes due 2016 (the “2016 Notes”).

Certain of the lenders under the Credit Agreement, and their respective affiliates, have performed, and may in the future perform, for ViaSat and its affiliates various commercial banking, investment banking, financial advisory or other services, for which they have received and/or may in the future receive customary compensation and expense reimbursement.

The description of the First Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the First Amendment, which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 8.01. Other Events.

Private Offering of Senior Notes

On September 27, 2012, ViaSat issued a press release pursuant to Rule 135c under the Securities Act of 1933, as amended (the “Securities Act”), regarding the proposed issuance of an additional $300 million in aggregate principal amount of its 6.875% Senior Notes due 2020 (the “Notes”) through a private placement to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act. The Notes are an additional issuance of, and will be treated as a single class with, the $275 million outstanding aggregate principal amount of ViaSat’s 6.875% Senior Notes due 2020.

Neither the press release nor this Current Report on Form 8-K constitutes an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The Notes have not been registered under the Securities Act, and may not be offered or sold in the United States except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act and applicable state laws.

In accordance with Rule 135c(d) under the Securities Act, a copy of the press release is attached hereto as Exhibit 99.1.

Tender Offer

Also on September 27, 2012, ViaSat issued a press release, a copy of which is attached hereto as Exhibit 99.2, announcing that ViaSat has launched a tender offer to purchase for cash any and all of its $275 million in aggregate principal amount of outstanding 2016 Notes. In conjunction with the tender offer, ViaSat is soliciting consents from the holders of the 2016 Notes to eliminate certain covenants and amend certain provisions of the indenture governing the 2016 Notes. The tender offer is subject to a number of conditions, including the receipt of net proceeds from one or more financings sufficient to repurchase all of the 2016 Notes tendered, including the payment of all premiums, if any, consent payments, accrued interest and costs and expenses incurred in connection therewith (the “Financing Condition”). We expect the Financing Condition will be satisfied through the offering of the Notes.

Neither the press release nor this Current Report on Form 8-K constitutes an offer to purchase or the solicitation of an offer to sell securities, or a solicitation of a consent with respect to the 2016 Notes. The tender offer and consent solicitation are being made solely by means of an offer to purchase and consent solicitation statement and related letter of transmittal and consent.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	First Amendment to Fifth Amended and Restated Revolving Loan Agreement, dated as of September 26 2012, by and among ViaSat, Inc., Union Bank, N.A. (as administrative agent and collateral agent) and the lenders party thereto.

99.1	Press Release dated September 27, 2012 issued by ViaSat, Inc.

99.2	Press Release dated September 27, 2012 issued by ViaSat, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.

Date: September 27, 2012	By:	/s/ Paul Castor
	Name:	Paul Castor
	Title:	Associate General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	First Amendment to Fifth Amended and Restated Revolving Loan Agreement, dated as of September 26 2012, by and among ViaSat, Inc., Union Bank, N.A. (as administrative agent and collateral agent) and the lenders party thereto.

99.1	Press Release dated September 27, 2012 issued by ViaSat, Inc.

99.2	Press Release dated September 27, 2012 issued by ViaSat, Inc.